GUARANTEE AGREEMENT

Agreement, dated as of January 1, 1990 between Hartford Fire Insurance Company
("Hartford") and Hartford Life and Accident Insurance Company and its wholly owned subsidiary, Hartford Life Insurance Company (collectively, "Hartford Life
Companies").

WITNESSETH:

WHEREAS, the Hartford Life Companies are wholly owned subsidiaries of Hartford;
and

WHEREAS, the Hartford Life Companies desire to provide an increased level of security to potential purchasers of their products; and

WHEREAS, Hartford is willing to guarantee the capacity of the Hartford Life
Companies to pay legitimate life, accident and health insurance and annuity contractual claims; and

WHEREAS, the corporate interests of Hartford will be enhanced by extending such a guarantee.

NOW, THEREFORE, the parties agree as follows:

SECTION 1.

GUARANTEE

In consideration of the foregoing and for other valuable consideration, the receipt of which is hereby acknowledged, Hartford unconditionally guarantees to the Hartford Life Companies on behalf of and for the benefit of the Hartford
Life Companies and owners of life, accident and health insurance and annuity contracts issued by any of the Hartford Life Companies during the term of this
Agreement that it will, on demand, make funds available in cash to the Hartford
Life Companies for the timely payment of contractual claims made under such life, accident and health insurance and annuity contracts. This Agreement is not, and nothing herein contained or done pursuant hereto by Hartford shall be deemed to constitute, a direct or indirect guarantee by Hartford of the payment of any debt or other obligation, indebtedness or liability, of any kind or character whatsoever, of the Hartford Life Companies, except as provided in this
Section 1.

SECTION 2.

OBLIGATIONS UNCONDITIONAL

The obligations of Harford under this Guarantee are unconditional to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge of a surety or guarantor, it being the intent of this Guarantee that the obligations of Hartford hereunder shall be absolute and unconditional under any circumstances and shall not be discharged except by payment.

Hartford hereby expressly waives diligence, presentment, notice of acceptance and any requirement that the Hartford Life Companies exhaust any right, power or remedy or proceed against any obligor.

SECTION 3.

SUBROGATION

Hartford hereby unconditionally agrees that until the payment and satisfaction in full of any contract payments guaranteed hereby, it shall not exercise any right or remedy arising by reason of any performance by them of this Guarantee, whether by subrogation or otherwise, against the Hartford Life Companies.

SECTION 4.

REMEDIES

Hartford agrees that as to it on the one hand, and contract owners on the other hand, the obligations of the Hartford Life Companies guaranteed hereunder may be declared to be forthwith due and payable at the maturity dates as provided in the contracts notwithstanding any stay provided for by the Federal Bankruptcy
Code (or any successor legislation), preventing such declaration as against the
Hartford Life Companies and that, in the event of any such declaration, such obligations (whether or not due and payable by the Hartford Life Companies)
shall forthwith become due and payable by Hartford for purposes of this
Guarantee.

SECTION 5.

NO WAIVER

No failure on the part of the Hartford Life Companies to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy hereunder preclude any other further exercise thereof or the exercise of any other right or remedy.

SECTION 6.

CONTINUING EFFECT: ASSIGNMENT

This Guarantee is a continuing guarantee and subject to the provisions of
Section 8 hereof (i) shall apply to all life, accident and health insurance and annuity contracts issued by one of the Hartford Life Companies during the term of this Agreement, (ii) shall remain in full force and effect until payment in full of such contractual liabilities, (iii) shall be binding upon Hartford, its successors and assigns, and (iv) shall inure to the benefit of, and be enforceable by, the Hartford Life Companies, their successors and assigns.

SECTION 7.

AMENDMENT, MODIFICATION OR TERMINATION

This Guarantee may not be amended or modified provided, however, Hartford may terminate its obligations hereunder by giving written notice of such termination to the Hartford Life Companies, at least thirty (30) days prior to such termination (the "Termination Date"). Such termination shall not affect
Hartford's continuing liability with respect to all life, accident and health insurance and annuity contracts issued prior to the Termination Date.

SECTION 8.

GOVERNING LAW

This Guarantee is a guarantee of payment and not of collection, and shall be governed by and construed in accordance with the law of the State of
Connecticut.

SECTION 9.

COUNTERPARTS

This Guarantee may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same Guarantee.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this
Agreement as of the day and year first above written.

HARTFORD FIRE INSURANCE COMPANY
BY: /s/ Donald R. Frahm
-----------------------------------
ITS:

HARTFORD LIFE INSURANCE COMPANY
BY: /s/ Lowndes A. Smith
-----------------------------------
ITS:

HARTFORD LIFE AND ACCIDENT
INSURANCE COMPANY
BY: /s/ Lowndes A. Smith
-----------------------------------
ITS:

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